Exhibit 99.1

KOSAN BIOSCIENCES

Contact:

Jane Green

VP, Corporate Communications

510.731.5335 (office)

415.652.4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN PRESENTS UPDATED DATA ON HSP90 INHIBITOR, TANESPIMYCIN, IN MULTIPLE MYELOMA AT ASH

HAYWARD, CA – December 8, 2007 – Kosan Biosciences Incorporated (Nasdaq: KOSN) presented updated data from a dose-escalating Phase 1b clinical trial of Hsp90 inhibitor tanespimycin (KOS-953) in combination with bortezomib (Velcade®), showing durable antitumor activity and tolerability in patients with multiple myeloma who had previously progressed following treatment with multiple conventional therapies. The data presentation includes summary aggregate results from patients treated with all doses of Kosan’s prior Cremophor-containing formulation and with Kosan’s new injectable suspension formulation. Responses were seen across dose levels in the bortezomib-naïve, pre-treated and refractory patients. Both formulations demonstrated activity, and the combination was manageable relative to safety, with no Grade 3 neurotoxicity to date. This finding supports the potential neuroprotective effect of tanespimycin. The data were presented on Saturday, December 8, 2007, by Paul Richardson, M.D., Department of Hematology, Dana Farber Cancer Center, Boston, MA, in a poster titled “Tanespimycin (T) + Bortezomib (BZ) in Multiple Myeloma (MM): Confirmation of the Recommended Dose Using a Novel Formulation,” at the 2007 Annual Meeting of the American Society of Hematology (ASH).

“Tanespimycin continues to be of interest as a potential treatment for patients with multiple myeloma who have failed prior regimens due to its tolerability and potential for additive or synergistic activity with bortezomib,” said Kenneth C. Anderson, M.D., Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute, Harvard Medical School, senior author on the poster. “The new injectable suspension formulation appears to be well-tolerated and may represent a benefit for patients in terms of convenience and ease of administration. Tanespimycin is clearly an active and manageable agent and is deserving of further clinical study.”

“We continue to see meaningful antitumor activity and tolerability with the tanespimycin plus bortezomib combination in multiple myeloma across patient populations. In addition, we are observing intriguing evidence supporting the hypothesis that in the tanespimycin/bortezomib combination, tanespimycin may be exerting a neuroprotective effect based on the observation of reduced neuropathy, a side effect associated with bortezomib,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “The data from this ongoing trial are still being evaluated, and multiple patients remain on study. At this time, the overall response rate appears to be lower than previously reported. We are investigating whether there were patient characteristics that may have contributed to this lower response rate, including the possibility that patients added to the study since the data were last reported represented a more advanced and heavily pretreated population. We will complete the study and further evaluate the data in consultation with multiple myeloma experts to confirm the most expeditious course forward. Taken as a whole, the currently available data from this trial suggest that there may be utility in adjusting the TIME program to optimize the therapeutic potential of the tanespimycin and bortezomib combination. We have not, however, made any definitive decisions concerning a potential adjustment.”

Tanespimycin Phase 1b Trial Results

The objective of the Phase 1b dose-escalating trial was to evaluate tanespimycin with bortezomib in patients with relapsed, refractory multiple myeloma, relative to safety, pharmacokinetic, pharmacodynamic and anti-myeloma effects. Dose escalations in the entire trial ranged from 100-340 mg/m2 for tanespimycin, and from 0.7-1.3 mg/m2 for bortezomib. Activity was evaluated in patients that were bortezomib-naïve, bortezomib-pretreated and bortezomib-refractory (defined as no response on prior bortezomib-containing regimens or progression on or within 60 days of a bortezomib-containing regimen). Patients received tanespimycin by a 1-hour infusion following the bortezomib dose 2 times per week every 2 weeks out of 3 weeks.

A total of 71 patients were enrolled in the trial: 30 patients in the dose-escalating phase and 41 patients treated at 340 mg/m2 of tanespimycin and 1.3 mg/m2 of bortezomib. Of the 41 patients in the 340 mg/m2 of tanespimycin and 1.3 mg/m2 of bortezomib dose group, 19 were treated with the prior Cremophor-containing formulation of tanespimycin (tanespimycin injection) and 22 were treated with the recently introduced tanespimycin injectable suspension formulation (52 evaluable total). As objective responses were observed across the multiple dose levels, the data at ASH were presented on an overall basis.

In the bortezomib-naïve group, the overall response rate (complete, partial and minor responses) was 47% (9 out of 19 evaluable patients), including 2 complete responses (CR), 1 near-complete response, 2 partial responses (PR) and 4 minor responses (MR). The response rates were similar between the tanespimycin injection (45%, 5 out of 11 patients; 2 CR, 1 PR, 2 MR) and the injectable suspension (50%, 4 out of 8 patients; 1 CR, 1PR, 2 MR) groups.

In the bortezomib-pretreated group, the overall response rate was 47% (7 out of 15 evaluable patients; 1 CR, 2 PR, 4 MR). In this group, 14 patients received the Cremophor-containing formulation and 1 patient received the injectable suspension formulation.

In the bortezomib-refractory group, the overall response rate was 17% (3 out of 18 evaluable patients; 3 PR). All responding bortezomib-refractory patients received the Cremophor-containing formulation. Five patients received the injectable suspension formulation and 13 received the Cremophor-containing formulation.

To date, the response rate at the 340 mg/m2 dose is lower than that in the earlier, dose-escalating group that received doses of tanespimycin between 100 and 275 mg/m2.

The combination of tanespimycin and bortezomib was well-tolerated. There was no increase in toxicity with the injectable suspension formulation compared to the Cremophor-containing formulation observed with the tanespimycin plus bortezomib combination dosed at 340 mg/m2 and 1.3 mg/m2, respectively. Common toxicities were similar for the two tanespimycin formulations. Common tanespimycin toxicities (primarily Grade 1-2) were gastrointestinal (diarrhea, nausea, vomiting), fatigue, reversible increased liver function tests (LFT), dizziness, headache, insomnia and musculoskeletal malaise. Grade 3 tanespimycin toxicities were limited to diarrhea, fatigue and increased LFT. No cardiovascular toxicity was observed.

Common toxicities associated with bortezomib included thrombocytopenia (Grade 3-4 at 1.3 mg/m2) and neuropathy (Grade 1-2, at 1.3 mg/m2). A lower than anticipated rate of neuropathy was observed in the tanespimycin plus bortezomib combination, and no patient experienced a Grade 3 neuropathy. In prior bortezomib trials (the SUMMIT and CREST trials), 13% Grade 3 neuropathy was observed. This observation supports the hypothesis that treatment with tanespimycin exerts a neuroprotective effect.

Tanespimycin in Myeloma Evaluation (TIME) Program

The Phase 1b trial is ongoing and multiple patients remain on study. Kosan intends to complete the trial and report the final data at a later date.

Kosan’s TIME registration program has been opened, with the initiation of the TIME-2 trial. TIME-2 is a Phase 2/3 trial in patients with relapsed-refractory multiple myeloma. The multi-site, open-label trial is being conducted primarily in the US and Europe. TIME-2 is designed to compare three different dose groups of tanespimycin (50, 175 and 340 mg/m2), each in combination with bortezomib (1.3 mg/m2). Eligible patients must have failed three prior multiple myeloma regimens, including one each of bortezomib and lenalidomide (Revlimid®). The primary endpoint is objective response rate.

TIME-1 is designed as a Phase 3 trial in patients with disease relapse following a single prior course of treatment (first-relapse). TIME-1 is planned to be a randomized, open-label, multi-center international trial with a primary endpoint of progression free survival (PFS), comparing two groups: patients treated with bortezomib plus tanespimycin (dosed at 340 mg/m2) and patients treated with bortezomib alone. The primary endpoint is designed to be progression-free survival.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development — Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Tanespimycin (KOS-953) is being tested in combination with bortezomib (Velcade®) in patients with multiple myeloma in a registration program called TIME. Tanespimycin is also being studied in HER2-positive metastatic breast cancer in combination with trastuzumab (Herceptin®), and as monotherapy in metastatic melanoma. Intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials in hematologic and solid tumors and in HER2-positive metastatic breast cancer.

Epothilones inhibit cell division through a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in Phase 1 clinical trials in patients with solid tumors.

Kosan’s motilin agonist, KOS-2187, licensed to Pfizer, is in a Phase 1 safety trial, with plans to pursue development in gastroesophageal reflux disease (GERD).

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements related to the further development and potential safety, efficacy, commercialization and other characteristics of tanespimycin and Kosan’s development plans with respect to tanespimycin, including but not limited to Kosan’s plans for the TIME registration program. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the development of tanespimycin, including the risk that studies may not demonstrate safety and efficacy sufficient to initiate clinical trials, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

Revlimid® (lenalidomide) is a registered trademark of Celgene Corporation

Cremophor® is a registered trademark of BASF Corporation